SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

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|_|   Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12

                             Detection Systems, Inc.
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                (Name of Registrant as Specified In Its Charter)

                                  Ultrak, Inc.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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

                               [Ultrak Letterhead]

                                                               November 28, 2000

Dear Fellow Detection Systems Shareholder:

      By now you may have received management's proxy materials and proxy card for the upcoming Annual Meeting of Shareholders. Unbelievably, those materials suggest that you vote for management's nominees because Ultrak may influence its nominees to sell the Company for too little or allow Ultrak to buy the Company three years from now. Management also suggests that Ultrak may trick its nominees into doing something that benefits Ultrak and harms Detection Systems. None of that is true, and we believe management is using these fabrications to hide from the real issue in this proxy contest.

      Here's why you should ignore management's scare tactics and vote the enclosed BLUE proxy card in favor of the Ultrak Nominees.

THE REAL ISSUE IS WHETHER THE COMPANY WILL BE SOLD

      Ultrak is seeking to elect nominees to the Detection Systems board of directors because Ultrak believes that the Company should be sold. The Ultrak Nominees are firmly committed to a prompt sale of the Company.

      Management, on the other hand, recently rejected a $14 per share cash offer from Robert Bosch, GmbH, a $30 billion global company. Management has said that Bosch's offer does not represent a fair value for the Company. Although management says they considered various analyses by their investment banking firm, Fleet Securities, Inc., management did not ask Fleet for the customary fairness opinion on the Bosch offer. Very interesting!

      Amazingly, despite their rejection of the Bosch offer, management has the gall to point to their past dealings with Bosch as evidence that they are willing to sell the Company at the right price.

IT'S ALL ABOUT PRICE, OR SO THEY SAY

      It's hard to understand why management -- if they truly are willing to sell the Company at the right price -- rejected Bosch's offer without trying to increase the $14 per share price. Management, after all, claims that the Company is worth more, and Bosch's letter making its $14 per share offer did hold out the possibility that the purchase price might be increased.

      In the light of management's rejection of the Bosch offer without any attempt to negotiate, we question management's motives and wonder about their agenda.

ULTRAK'S POSITION ON THE BOSCH OFFER

      Based on publicly available information about the Company, Ultrak believes that Bosch's $14 per share cash offer is a fair and reasonable price. According to management, which has the benefit of information that is not public, the Company is worth substantially more. If this proves to be the case, Ultrak would not support a sale of the Company at $14 per share and would instead encourage the Ultrak Nominees, if they are elected, to negotiate a price that reflects the additional value. If the Company's confidential information does not validate a higher price, Ultrak would support a sale of the Company at $14 per share in cash.

MORE SCARE TACTICS

      At a public meeting in Rochester, New York, I was asked whether the Ultrak Nominees would sell the Company for a little as $8 per share if that were the highest price immediately available. Given the very hypothetical nature of the question due to Bosch's $14 per share offer, I responded that the decision would be up to the Ultrak Nominees.

      Management is now trying to twist that exchange to suggest that Ultrak would support a sale of Detection Systems at a price as little as $8 per share. To be clear, unless management is hiding a catastrophe not revealed in the Company's public filings, I would not support a sale of the Company at $8 per share.

THE FUTURE OF THE COMPANY'S BOARD OF DIRECTORS

      If the Ultrak Nominees are elected, the Company's board of directors will consist of the three Ultrak Nominees and two members of the current board of directors. A majority of the board will therefore support a prompt sale of the Company.

      We have heard from other large shareholders who are seeking to increase shareholder value, including Duncan Soukup, President and CEO of Lionheart Group, Inc., which holds 5.2% of Detection Systems' common stock. Although Mr. Soukup has held discussions with management and management has announced its intention, if all five of its nominees are elected, to add Mr. Soukup to the board, the Ultrak Nominees believe that, in light of his active interest in increasing shareholder value, Mr. Soukup would make a positive contribution to the board of directors if the Ultrak Nominees are elected. As a result, the Ultrak Nominees also intend to invite Mr. Soukup to join the Company's board of directors if they are elected and if Mr. Soukup confirms he will support a sale of the Company for at least $14 per share.

TIME IS RUNNING SHORT

      The Annual Meeting is scheduled for December 19, and management has set December 1 as the record date. This leaves very little time for the solicitation of proxies between the record date and the meeting date and means, in fact, that mailings after the record date may not even reach all shareholders in time to have their votes counted.

      If you believe that a sale of the Company is the best way to increase shareholder value and want to elect directors who are committed to that goal, we urge you to vote now


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

for the Ultrak Nominees by signing and dating the enclosed BLUE proxy card and returning it in the enclosed postage-paid envelope.

      Please do not vote management's white proxy card even as a protest vote against management. If you have already voted management's white proxy card, you can revoke that vote by signing and dating the enclosed BLUE proxy card solicited by Ultrak.

      In closing, I am reminded once again by Ultrak's lawyers that I must let you know that there can be no assurance that Ultrak's nominees, if they are elected, will be able to cause a sale of the Company or, if they do cause a sale of the Company, as to the price at which the Company may be sold. Nonetheless, rest assured that the Ultrak Nominees are committed to doing their level best to sell Detection Systems as quickly as practicable.

                              Sincerely yours,


                              George K. Broady
                              Chairman of the Board and Chief Executive Officer Ultrak, Inc.

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If you have any questions about the upcoming election of directors or Ultrak's goals in supporting the Ultrak Nominees, I encourage you to call me at (972) 353-6650 or to email me at george.broady@ultrak.com with a number where you may be reached.

You may also contact our proxy firm, Georgeson Shareholder Communications Inc., at (800) 223-2064.

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